CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               We consent to the use, in the Registration Statement on Form S-1/A of L & L Energy Inc., of our report dated July 29, 2011 on our audits of the financial statements of L & L Energy Inc. as of April 30, 2011 and 2010 and

the results of its operations and cash flows for each of the years in the three year period ended April 30, 2011. We also consent to the use in this Registration Statement of our report dated July 29, 2011 on the company’s internal control effectiveness over financial reporting. We also consent to the reference to our firm under the heading

“Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

December 8, 2011